MEDIA CONTACT:
Susan Hook
RedEnvelope, Inc.
415-371-9100 x293

INVESTOR CONTACT:
Jordan Goldstein
Financial Dynamics
415-439-4500

Tuesday, July 27, 2004 1:05 PM PT

REDENVELOPE REPORTS FIRST QUARTER RESULTS

SAN FRANCISCO, CA (July 27, 2004) — RedEnvelope, Inc. (NASDAQ: REDE) today reported financial results for the first quarter of fiscal 2005 ended June 27, 2004.

RedEnvelope reported total net revenues of $21.1 million for the quarter compared to $17.7 million in the first quarter of the prior fiscal year. Net loss was $(952,000), or $(0.11) per share, compared to a net loss of $(1.2) million, or $(3.52) per share in the first quarter of fiscal 2004.

“During the first quarter, our gift selection emphasized everyday gifting occasions as well as gifts for Mother’s and Father’s days. We believe our performance, which includes year-over-year revenue growth of 19.2%, indicates that our customers are continuing to find unique products for the important people in their lives at RedEnvelope,” said Alison May, RedEnvelope’s President and Chief Executive Officer.

“During the quarter, revenue was $72 on a per-order basis, compared with $69 per order a year ago. Our gross profit per order was $38, compared to $34 in the first quarter of fiscal 2004. Our merchandising strategy remains focused on the development of unique and innovative products that can be sourced overseas. We believe the success of this strategy is evidenced by our continued gross margin improvements.” Ms. May added.

“Based on a sampling of orders, the accuracy rate at our fulfillment center for the Mother’s Day and Father’s Day events was approximately 99%. In addition, nearly all orders were processed within 24 hours of receipt of the order. Furthermore, during the peak days before Mother’s Day and Father’s Day, our average turnaround time for personalized products was one day. As part of our long-term strategy, we are approaching the completion of implementing our new warehouse management system. In addition, we have installed our materials handling equipment which we believe will improve product flow throughout the fulfillment center,” Ms. May said.

RedEnvelope’s balance sheet remains robust, with just over $29 million in cash and short-term investments and zero debt at the end of the first quarter of fiscal 2005.

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Quarter-End Highlights

•	Net revenues increased 19.2% for the first quarter of fiscal 2005 compared to the first quarter of fiscal 2004.

•	Gross margins improved to 53.2% for the first quarter of fiscal 2005 compared to 48.9% in the first quarter of fiscal 2004.

•	At the end of the quarter, RedEnvelope’s customer file totaled approximately 1.9 million names.

•	For the first quarter, net revenues from existing customers represented approximately 52% of total net revenues.

•	In the quarter, RedEnvelope shipped approximately 295,000 orders.

•	Jewelry remains the largest of the Company’s 14 product categories for the quarter. The Men’s and Women’s Accessories assortments were the fastest growing categories during the first fiscal quarter.

•	Product revenues from customers who receive catalogs increased 29%, and revenues attributed to online marketing channels grew 21%.

•	The Company introduced Edward M. Schmults as the Senior Vice President of Operations.

Business Outlook

The following business outlook contains forward-looking statements describing management’s current expectations for future periods. The matters discussed in these forward-looking statements are subject to numerous assumptions, risks and uncertainties, some of which are listed or referred to in the cautionary note below. Similarly, the forward-looking guidance provided in this press release is based on limited information available to RedEnvelope at this time, which is subject to change. As a result of these uncertainties and information limits, actual results in the future may differ materially from management’s current expectations. Although management’s expectations may change after the date of this release, RedEnvelope undertakes no obligation to revise or update the guidance below. The lack of any revision or update is not meant to imply continued affirmation of the guidance below.

The Company currently plans to:

•	Introduce a national print campaign that will target 11 million potential customers. The outdoor campaign will target 7 cities which comprise approximately 30% of our current customer base.

•	Position itself as the gift giving authority by adding information on its website about gift-giving etiquette.

•	Expand into the next generation of personalization, primarily through digital imaging to make gift-giving a more personal and meaningful experience.

•	Replace its existing front-end system with a more current and flexible application from Multimedia Live.

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“Looking into fiscal 2005, we have begun specific planning for broadening our advertising reach to target new customers and drive more shoppers to RedEnvelope.com. As we indicated last quarter, we will increase marketing expenditures to do this with new advertising campaigns taking place in the second half of the fiscal year. We continue to emphasize development of our upscale, modern and unique gift selection. Furthermore, we continue to move forward with infrastructure investments, particularly at the fulfillment center, that we believe will provide the capability to respond to increasing order flow,” Ms. May said.

Ms. May added, “We continue to believe that the investments we are making in marketing and product development will demonstrate results in the second half of this fiscal year.”

“We believe our strong first quarter results represent a good start to our fiscal year. In addition, at our most recent Holiday product sneak preview in New York, the initial reaction to our new collection and the RedEnvelope brand was very exciting. This initial enthusiasm has already translated to product requests for inclusion in many of the top publications’ annual Holiday gift guides,” Ms. May concluded.

Currently, RedEnvelope anticipates net revenues for fiscal 2005 will be approximately $94 million to $97 million. Net loss for fiscal 2005 is currently anticipated to be between $(3.0) million and $(2.0) million.

Depreciation expense for fiscal year 2005 is currently anticipated to be approximately $2.8 million.

Webcast of Management Presentation
RedEnvelope, Inc. will make a presentation regarding these results and the Company’s business outlook over the Internet at 2:00 p.m. (PT) / 5:00 p.m. (ET) today. To listen, please log on to www.RedEnvelope.com, go to “About RedEnvelope,” and follow the link entitled “July 27, 2004 Management Presentation: First-Quarter Results” that will be posted on that page. After the webcast, interested parties may access a replay through the same link. The replay of the webcast will remain available on our website for twelve months.

To access an electronic copy of this press release, please visit Investor Relations under the “About Us” tab at www.RedEnvelope.com.

RedEnvelope, Inc. is an online retailer of upscale gifts for every occasion, every day. RedEnvelope offers a unique assortment of imaginative gifts through its catalog and website, www.RedEnvelope.com.

Business Risks
This press release contains forward-looking statements that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives and future operations and estimates of our financial results and capital expenditures for future periods. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. Factors that could affect future performance include, but are not limited to: marketing and advertising programs and related expenditures may not cause

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anticipated increases in sales; delays or greater than anticipated costs in introducing new products, competition relating to new or existing products or failure of the market to accept these products; customers deciding not to return to shop at RedEnvelope because of dissatisfaction with shopping experiences during the 2003 holiday season; recent and planned fulfillment center and system upgrades and enhancements could fail to achieve desired results or cost savings or could take longer than anticipated to implement; economic conditions and changes in consumer spending levels; any significant disruption of our operations due to network or systems failures or disruptions, power outages, regulatory actions, natural disasters or attacks; our limited operating history; any decrease in shipping and handling revenues arising out of a recent change to our shipping and handling rate policy that is not offset by increases in net revenues; difficulties encountered in predicting consumer preferences, managing inventory levels or gaining access to popular products; increased or more effective competition from other retailers; difficulties encountered in managing our growth; difficulties encountered in, or increased costs of, fulfillment; increased costs for, or delays or difficulties in the receipt of, merchandise ordered by us; seasonality of the retail business; increases in shipping, advertising or marketing costs; increases in sales or other taxes; lower than expected utilization of electronic commerce by consumers; product returns that exceed expectations; litigation that may have an adverse effect on our financial results, product offerings or reputation; changes in foreign currency exchange rates; changes in key management personnel; difficulties encountered in properly staffing our operations or providing satisfactory customer service; changes in government or regulatory requirements affecting e-commerce that may restrict, or increase the cost of, our operations, and other risk factors described in detail in our Prospectus dated September 24, 2003, and our Report on Form 10-K for the period ended March 28, 2004, including, without limitation, those discussed under the captions, “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Factors That May Affect Future Operating Results,” both of which documents are on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov. These forward-looking statements are made only as of the date of this press release, and RedEnvelope undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables Follow)

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REDENVELOPE, INC.

CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Thirteen Weeks Ended
	June 27,	June 29,
	2004	2003
	(In thousands, except for per share data)
Net revenues	$21,131	$17,721
Cost of sales	9,899	9,050

Gross profit	11,232	8,671

Operating expenses:
Fulfillment	3,321	2,713
Marketing	4,944	3,747
General and administrative	3,915	3,269

Total operating expenses	12,180	9,729

Loss from operations	(948)	(1,058)
Interest income	75	10
Interest expense	(79)	(169)

Net loss	$(952)	$(1,217)

Net loss per share — basic and diluted	$(0.11)	$(3.52)
Weighted average shares outstanding — basic and diluted	8,635	346

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REDENVELOPE, INC.

CONDENSED BALANCE SHEETS
(Unaudited)

	June 27,	March 28,	June 29,
	2004	2004	2003
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$20,184	$18,409	$4,748
Short-term investments	8,978	6,971	—
Accounts receivable, net	849	1,055	407
Inventory	8,275	9,609	7,095
Prepaid catalog costs, other current assets and restricted cash	1,792	2,037	1,232

Total current assets	40,078	38,081	13,482
Property and equipment, net	6,236	4,746	3,926
Long-term investments	—	1,844	—
Other assets and restricted cash	471	505	1,384

Total assets	$46,785	$45,176	$18,792

LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY/(DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$12,143	$9,847	$7,166
Capital lease obligations, current	597	596	654

Total current liabilities	12,740	10,443	7,820
Capital lease obligations, long-term	671	816	980

Total liabilities	13,411	11,259	8,800

Commitments and contingencies Mandatorily redeemable convertible preferred stock	—	—	82,556
Stockholders’ equity (deficit):
Series A preferred stock	—	—	953
Common stock	88	86	4
Additional paid-in capital	113,011	112,728	2,030
Deferred compensation	(71)	(197)	(766)
Notes receivable from stockholders	(44)	(44)	(44)
Accumulated deficit	(79,604)	(78,652)	(74,741)
Accumulated other comprehensive loss	(6)	(4)	—

Total stockholders’ equity/(deficit)	33,374	33,917	(72,564)

Total liabilities, mandatorily redeemable convertible preferred stock and stockholders’ equity/(deficit)	$46,785	$45,176	$18,792